Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2019 Financial Results

-- Fourth quarter GAAP net income of $161 million, or $0.79 per diluted share, and full year GAAP net income of $672 million, or $3.20 per diluted share --

-- Adjusted diluted net operating income per share for the fourth quarter of $0.86, an increase of 23% year-over-year, and for the full year of $3.21, an increase of 19% year-over-year --

-- Writes $71 billion in new MI business for 2019; MI in force increases 9% year-over-year to $241 billion --

-- Purchases $300 million or 13.5 million shares of Radian Group common stock in 2019 --

-- In 2020, enhances risk profile and improves capital position with closing of $488 million ILN transaction; improves financial flexibility with return of capital from Radian Reinsurance to Radian Group --

PHILADELPHIA--(BUSINESS WIRE)--February 5, 2020--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2019, of $161.2 million, or $0.79 per diluted share. This compares with net income for the quarter ended December 31, 2018, of $139.8 million, or $0.64 per diluted share.

Net income for the full year 2019 was $672.3 million, or $3.20 per diluted share. This compares to net income for the full year 2018 of $606.0 million, or $2.77 per diluted share, which included a tax benefit of approximately $73.6 million from the impact of the settlement with the IRS as well as the reversal of certain previously accrued state and local tax liabilities.

Key Financial Highlights (dollars in millions, except per-share amounts)

	Quarter ended December 31, 2019	Quarter ended December 31, 2018	Percent Change
Net income(1)	$161.2	$139.8	15%
Diluted net income per share	$0.79	$0.64	23%
Consolidated pretax income	$205.6	$176.5	16%
Adjusted pretax operating income(2)	$224.0	$193.7	16%
Adjusted diluted net operating income per share(2)(3)	$0.86	$0.70	23%
Net premiums earned - mortgage insurance(4)	$298.5	$259.7	15%
MI New Insurance Written (NIW)	$19,953	$12,737	57%
MI primary insurance in force	$240,558	$221,443	9%
Book value per share(5)	$20.13	$16.34	23%
Available holding company liquidity	$652.6	$714.1	(9)%
Return on equity(1)(6)	16.2%	16.4%	(1)%
Adjusted net operating return on equity (2)	17.8%	17.9%	(1)%

	Year ended December 31, 2019	Year ended December 31, 2018	Percent Change
Net income(1)	$672.3	$606.0	11%
Diluted net income per share	$3.20	$2.77	16%
Consolidated pretax income	$849.0	$684.2	24%
Adjusted pretax operating income(2)	$854.6	$745.5	15%
Adjusted diluted net operating income per share(2)(3)	$3.21	$2.69	19%
Net premiums earned - mortgage insurance(4)	$1,134.2	$1,006.7	13%
MI New Insurance Written (NIW)	$71,327	$56,547	26%
Return on equity(1)(6)	17.8%	18.7%	(5)%
Adjusted net operating return on equity(2)	17.9%	18.2%	(2)%

(1)

Net income for the fourth quarter and full year 2019 includes a pretax net gain on investments and other financial instruments of $4.3 million and $51.7 million, respectively, compared to net losses on investments and other financial instruments for the fourth quarter and full year 2018 of $11.7 million and $42.5 million, respectively. Net income for the fourth quarter and full year 2019 also includes a pre-tax, non-cash impairment of goodwill and other acquired intangible assets of $18.5 million related to the company's previously announced sale of Clayton Services in January 2020. Additionally, net income for the full year 2018 includes the impact of tax benefits of $73.6 million, which includes both the impact of the settlement with the IRS as well as the reversal of certain previously accrued state and local tax liabilities.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate of 21 percent.
(4)	Quarter and year ended December 31, 2019 includes a cumulative impact of $17.4 million related to the recognition of deferred initial premiums on monthly policies.
(5)	Accumulated other comprehensive income (loss) impacted book value per share by $0.55 per share as of December 31, 2019, and $(0.29) per share as of December 31, 2018.
(6)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended December 31, 2019, was $224.0 million, compared to $193.7 million for the quarter ended December 31, 2018. Adjusted pretax operating income for the year ended December 31, 2019, was $854.6 million, compared to $745.5 million for the same period of 2018. Adjusted diluted net operating income per share for the quarter ended December 31, 2019, was $0.86, compared to $0.70 for the quarter ended December 31, 2018. Adjusted diluted net operating income per share for the year ended December 31, 2019, was $3.21, an increase of 19 percent compared to $2.69 for the same period of 2018.

Book value per share at December 31, 2019, was $20.13, compared to $19.40 at September 30, 2019, and an increase of 23 percent compared to $16.34 at December 31, 2018.

“I am pleased to report that 2019 was another outstanding year for Radian, with net income of $672 million, adjusted pretax operating income of $855 million, 23% year-over-year growth in book value and record volume of flow mortgage insurance business for the fourth consecutive year,” said Radian’s Chief Executive Officer Rick Thornberry. “We took several steps to execute our capital strategy and strengthen our risk profile, including returning capital from our mortgage insurance subsidiaries to Radian Group, repurchasing shares of common stock, executing a mortgage insurance-linked notes transaction, reducing our total debt outstanding, and improving our debt maturity profile."

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

  NIW was $20.0 billion for the fourth quarter, compared to $22.0 billion in the third quarter of 2019 and $12.7 billion in the prior-year quarter. NIW was $71.3 billion for the full year 2019, an increase of 26 percent compared to $56.5 billion for the prior year.
    NIW for the full year 2019 represented record volume written on a flow basis for the company.
    Of the $20.0 billion in NIW in the fourth quarter of 2019, 82 percent was written with monthly and other recurring premiums, compared to 85 percent in the third quarter of 2019, and 83 percent in the fourth quarter of 2018.
    Borrower-paid originations accounted for 97 percent of total NIW in the fourth quarter of 2019, compared to 97 percent in the third quarter of 2019, and 94 percent in the fourth quarter of 2018.
    Refinances accounted for 33 percent of total NIW in the fourth quarter of 2019, compared to 19 percent in the third quarter of 2019, and 5 percent in the fourth quarter of 2018.
  Total primary mortgage insurance in force as of December 31, 2019, grew to $240.6 billion, an increase of 1 percent compared to $237.2 billion as of September 30, 2019, and an increase of 9 percent compared to $221.4 billion as of December 31, 2018.
    Radian's mortgage insurance portfolio consists of 95 percent of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 78.2 percent for the twelve months ended December 31, 2019, compared to 81.5 percent for the twelve months ended September 30, 2019 and 83.1 percent for the twelve months ended December 31, 2018.
    Annualized persistency for the three months ended December 31, 2019, was 75.0 percent, compared to 75.5 percent for the three months ended September 30, 2019, and 85.5 percent for the three months ended December 31, 2018.
  Net mortgage insurance premiums earned were $298.5 million for the quarter ended December 31, 2019, compared to $277.6 million for the quarter ended September 30, 2019, and $259.7 million for the quarter ended December 31, 2018. Net mortgage insurance premiums earned were $1.1 billion for the year ended December 31, 2019, compared to $1.0 billion for the year ended December 31, 2018.
    During the fourth quarter 2019, earned premiums were positively impacted by $17.4 million for the cumulative recognition of deferred initial premiums on monthly policies.
    Mortgage insurance in force portfolio premium yield was 50.0 basis points in the fourth quarter of 2019, or 47.1 basis points excluding the impact of the premium adjustment described above. This compares to 47.4 basis points in the third quarter of 2019 and 49.0 basis points in the fourth quarter of 2018.
    The impact of single premium cancellations before consideration of reinsurance represented 4.4 basis points of direct premium yield in the fourth quarter of 2019, 4.6 basis points in the third quarter of 2019, and 1.7 basis points in the fourth quarter of 2018.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 50.0 basis points in the fourth quarter of 2019, or 47.1 basis points excluding the impact of the premium adjustment described above. This compares to 47.5 basis points in the third quarter of 2019, and 47.4 basis points in the fourth quarter of 2018.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $34.4 million in the fourth quarter of 2019, compared to $29.1 million in the third quarter of 2019, and $27.1 million in the fourth quarter of 2018. The mortgage insurance provision for losses was $131.5 million for the year ended December 31, 2019, compared to $104.5 million for the year ended December 31, 2018.
    The number of primary delinquent loans was 21,266 as of December 31, 2019, an increase of 5 percent compared to 20,184 as of September 30, 2019 and an increase of 1 percent compared to 21,093 as of December 31, 2018.
    The primary mortgage insurance delinquency rate was 2.0 percent in the fourth quarter of 2019, compared to 1.9 percent in the third quarter of 2019, and 2.1 percent in the fourth quarter of 2018.
    The loss ratio in the fourth quarter was 11.5 percent, compared to 10.5 percent in the third quarter of 2019 and 10.4 percent in the fourth quarter of 2018.
    Mortgage insurance loss reserves were $401.3 million as of December 31, 2019, compared to $394.1 million as of September 30, 2019, and $397.9 million as of December 31, 2018.
    Total mortgage insurance claims paid were $28.5 million in the fourth quarter, compared to $36.7 million in the third quarter of 2019, and $39.7 million in the fourth quarter of 2018. Excluding the impact of commutations and captive terminations, claims paid were $24.8 million in the fourth quarter of 2019, compared to $29.9 million in the third quarter of 2019 and $35.4 million in the fourth quarter of 2018. For the full year 2019, total net claims paid were $132.2 million, compared to $215.9 million for the full year 2018. In addition, the company’s pending claim inventory declined 15 percent from the fourth quarter of 2018.
  Total Services Segment revenues for the fourth quarter were $44.0 million, compared to $47.4 million for the third quarter of 2019, and $41.5 million for the fourth quarter of 2018. Total revenues for the full year 2019 were $170.4 million, compared to $157.1 million for the same period of 2018. Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended December 31, 2019 was $2.2 million, compared to $3.7 million for the quarter ended September 30, 2019, and $3.2 million for the quarter ended December 31, 2018. Services adjusted EBITDA for the full year 2019 was $6.4 million, compared to $6.2 million for the prior year period. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.
  The company recorded a pre-tax, non-cash impairment of goodwill and other acquired intangible assets in the fourth quarter of 2019 of $18.5 million related to its previously announced sale of Clayton Services, which closed on January 21, 2020. The sale is not expected to have a material net impact on Radian's future financial results.
  Other operating expenses were $80.9 million in the fourth quarter of 2019, compared to $76.4 million in the third quarter of 2019, and $77.3 million in the fourth quarter of 2018. Other operating expenses were $306.1 million for the year ended December 31, 2019, compared to $280.8 million for the year ended December 31, 2018.
    The increase in the fourth quarter of 2019, compared to the fourth quarter of 2018, was driven primarily by increased incentive compensation expense based on 2019 performance.
    The increase for the full year 2019, compared to the full year 2018, was driven primarily by increased compensation expense, including performance-based incentive awards, as well as ongoing investments in our technology systems.

CAPITAL AND LIQUIDITY UPDATE

The company remains focused on optimizing its capital position, enhancing its return on capital, and increasing its financial flexibility.

Radian Group

  As of December 31, 2019, Radian Group maintained $652.6 million of available liquidity. Total liquidity, which includes the company’s $267.5 million unsecured revolving credit facility, was $920.1 million as of December 31, 2019.
  During the fourth quarter of 2019, Radian repurchased approximately 1.1 million shares, or approximately $25 million of Radian Group common stock, including commissions. For the full year 2019, the company repurchased 13.5 million shares of Radian Group common stock at a total cost of $300.2 million, including commissions. In addition, in January 2020, the company purchased an additional 381,331 shares, or approximately $9.4 million of Radian Group common stock, including commissions. As of January 31, 2020, purchase authority of up to $140.6 million remained available under this program.
  After consideration of the shares repurchased after quarter end and the net impact of the intercompany capital actions described below, Radian Group’s available liquidity would have increased by approximately $256 million relative to the amount as of December 31, 2019.

Radian Guaranty and Radian Reinsurance

  At December 31, 2019, Radian Guaranty’s Available Assets under the current PMIERs financial requirements totaled approximately $3.6 billion, resulting in excess available resources or a “cushion” of $822 million, or 29%, over its Minimum Required Assets of $2.8 billion.
  The company continues to focus on effectively managing its capital position in a cost-efficient manner, improving its return on capital and proactively managing the retained mix of single-premium business in its total MI portfolio. In January 2020, Radian Guaranty entered into a new quota share reinsurance arrangement for single-premium MI business (Single Premium QSR) with a panel of eight third-party reinsurance providers in order to cede new single-premium MI business. The terms of the new Single Premium QSR include a 65 percent cession of business written in 2020 and 2021. Other terms of the new arrangement are also similar to those in the company's existing 2018 Single Premium QSR transaction. The company's related PMIERs credit under this new program remains subject to GSE approval.
  As previously announced, in February 2020, Radian Guaranty entered into its third fully collateralized mortgage insurance-linked note (ILN) transaction, in which the company obtained $488 million of credit risk protection from Eagle Re 2020-1 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty.
  In connection with the company’s plan to streamline operations and reposition capital by eliminating the intercompany reinsurance agreement between Radian Guaranty and Radian Reinsurance, another MI subsidiary of Radian Group, the Pennsylvania Insurance Department approved the following actions during the first quarter of 2020:
    the termination of the intercompany reinsurance agreement, resulting in the transfer of $6.0 billion in risk in force from Radian Reinsurance to Radian Guaranty;
    a $465 million return of capital from Radian Reinsurance to Radian Group, which was paid on January 31, 2020, from Radian Reinsurance’s gross paid in and contributed surplus; and
    the transfer of $200 million of cash and marketable securities from Radian Group to Radian Guaranty in exchange for a surplus note. The intercompany surplus note has a 3 percent interest rate and a stated maturity of January 31, 2030. The surplus note may be redeemed at any time upon 30 days prior notice, subject to the approval of the Pennsylvania Insurance Department.
  After consideration of the ILN transaction and the net impact of the intercompany capital actions described above, Radian Guaranty’s excess of Available Assets over its Minimum Required Assets or "cushion" under PMIERs would have increased to approximately $935 million or 32 percent as of December 31, 2019, as compared to the $822 million or 29 percent reported above.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2019 financial results in a conference call tomorrow, Thursday, February 6, 2020, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 877.692.8955 inside the U.S., or 234.720.6979 for international callers, using passcode 147628 by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 866.207.1041 inside the U.S., or 402.970.0847 for international callers, passcode 6489036.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors > Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income. Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

The company has also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. The company uses this measure to assess the quality and growth of its capital. Because tangible book value per share is a widely used financial measure which focuses on the underlying fundamentals of the company’s financial position and operating trends without the impact of goodwill and other acquired intangible assets, the company believes that current and prospective investors may find it useful in their analysis.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Services adjusted EBITDA margin is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A (page 1 of 2)

	2019				2018
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned - insurance	$301,486	$281,185	$299,166	$263,512	$261,682
Services revenue	40,031	42,509	39,303	32,753	38,414
Net investment income	41,432	42,756	43,761	43,847	42,051
Net gains (losses) on investments and other financial instruments	4,257	13,009	12,540	21,913	(11,705)
Other income	818	879	194	1,604	1,031
Total revenues	388,024	380,338	394,964	363,629	331,473

Expenses:
Provision for losses	34,619	29,231	47,427	20,754	27,140
Policy acquisition costs	6,783	6,435	6,203	5,893	6,485
Cost of services	27,278	29,044	27,845	24,157	24,939
Other operating expenses	80,894	76,384	70,046	78,805	77,266
Restructuring and other exit costs	—	—	—	—	113
Interest expense	12,160	13,492	14,961	15,697	15,584
Loss on extinguishment of debt	—	5,940	16,798	—	—
Impairment of goodwill	4,828	—	—	—	—
Amortization and impairment of other acquired intangible assets	15,823	2,139	2,139	2,187	3,461
Total expenses	182,385	162,665	185,419	147,493	154,988

Pretax income	205,639	217,673	209,545	216,136	176,485
Income tax provision	44,455	44,235	42,815	45,179	36,706
Net income	$161,184	$173,438	$166,730	$170,957	$139,779

Diluted net income per share	$0.79	$0.83	$0.78	$0.78	$0.64

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share amounts)	2019	2018

Revenues:
Net premiums earned - insurance	$1,145,349	$1,014,007
Services revenue	154,596	144,972
Net investment income	171,796	152,475
Net gains (losses) on investments and other financial instruments	51,719	(42,476)
Other income	3,495	4,028
Total revenues	1,526,955	1,273,006

Expenses:
Provision for losses	132,031	104,641
Policy acquisition costs	25,314	25,265
Cost of services	108,324	98,124
Other operating expenses	306,129	280,818
Restructuring and other exit costs	—	6,053
Interest expense	56,310	61,490
Loss on extinguishment of debt	22,738	—
Impairment of goodwill	4,828	—
Amortization and impairment of other intangible assets	22,288	12,429
Total expenses	677,962	588,820

Pretax income	848,993	684,186
Income tax provision	176,684	78,175
Net income	$672,309	$606,011

Diluted net income per share	$3.20	$2.77

Radian Group Inc. and Subsidiaries Net Income Per Share Trend Schedule Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2019				2018
(In thousands, except per-share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income —basic and diluted	$161,184	$173,438	$166,730	$170,957	$139,779

Average common shares outstanding—basic	203,431	203,107	208,097	213,537	213,435
Dilutive effect of stock-based compensation arrangements (1)	1,734	5,584	5,506	4,806	4,448
Adjusted average common shares outstanding—diluted	205,165	208,691	213,603	218,343	217,883

Basic net income per share	$0.79	$0.85	$0.80	$0.80	$0.65

Diluted net income per share	$0.79	$0.83	$0.78	$0.78	$0.64
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2019				2018
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	—	—	168	169	337

	Year Ended December 31,
(In thousands, except per-share amounts)	2019	2018
Net income - basic and diluted	$672,309	$606,011

Average common shares outstanding—basic	208,773	214,267
Dilutive effect of stock-based compensation arrangements (1)	1,567	4,286
Adjusted average common shares outstanding—diluted	210,340	218,553

Basic net income per share	$3.22	$2.83

Diluted net income per share	$3.20	$2.77
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	Year Ended December 31,
(In thousands)	2019	2018
Shares of common stock equivalents	221	337

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	December 31,		September 30,		June 30,		March 31,		December 31,
(In thousands, except per-share amounts)	2019		2019		2019		2019		2018

Assets:
Investments	$5,658,747		$5,533,724		$5,513,319		$5,475,770		$5,153,029
Cash	92,729		49,393		74,111		118,668		95,393
Restricted cash	3,545		2,853		5,007		9,086		11,609
Accounts and notes receivable	93,630		144,113		122,104		89,237		78,652
Deferred income taxes, net	—		—		6,872		67,697		131,643
Goodwill and other acquired intangible assets, net	28,187		52,533		54,672		56,811		58,998
Prepaid reinsurance premium	363,856		374,339		385,805		408,622		417,628
Other assets	567,619		513,647		430,236		373,678		367,700
Total assets	$6,808,313		$6,670,602		$6,592,126		$6,599,569		$6,314,652

Liabilities and stockholders’ equity:
Unearned premiums	$626,822		$647,856		$666,354		$720,159		$739,357
Reserve for losses and loss adjustment expense	404,765		398,141		405,278		388,784		401,361
Senior notes	887,110		886,643		982,890		1,031,197		1,030,348
FHLB advances	134,875		104,492		106,382		108,532		82,532
Reinsurance funds withheld	291,829		352,532		339,641		329,868		321,212
Other liabilities	414,189		358,431		308,337		310,938		251,127
Total liabilities	2,759,590		2,748,095		2,808,882		2,889,478		2,825,937

Common stock	219		220		223		230		231
Treasury stock	(901,657)		(901,556)		(901,419)		(895,321)		(894,870)
Additional paid-in capital	2,449,884		2,469,097		2,539,803		2,697,724		2,724,733
Retained earnings	2,389,789		2,229,107		2,056,175		1,889,964		1,719,541
Accumulated other comprehensive income (loss)	110,488		125,639		88,462		17,494		(60,920)
Total stockholders’ equity	4,048,723		3,922,507		3,783,244		3,710,091		3,488,715
Total liabilities and stockholders’ equity	$6,808,313		$6,670,602		$6,592,126		$6,599,569		$6,314,652

Shares outstanding	201,164		202,219		205,399		212,136		213,473

Book value per share	$20.13		$19.40		$18.42		$17.49		$16.34

Tangible book value per share (See Exhibit G)	$19.99		$19.14		$18.15		$17.22		$16.06

Debt to capital ratio (1)	18.0%		18.4%		20.6%		21.7%		22.8%
Risk to capital ratio-Radian Guaranty only	13.6	:1	14.2	:1	14.6	:1	13.4	:1	13.9	:1
Risk to capital ratio-Mortgage Insurance combined	12.3	:1	12.9	:1	13.3	:1	12.4	:1	12.8	:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries Net Premiums Earned - Insurance Exhibit D (page 1 of 2)

	2019						2018
(In thousands)	Qtr 4		Qtr 3	Qtr 2		Qtr 1	Qtr 4

Premiums earned - insurance:
Direct - Mortgage Insurance
Premiums earned, excluding revenue from cancellations	$295,845	(1)	$274,595	$315,109	(2)	$268,496	$266,536	(3)
Single Premium Policy cancellations	26,479		27,254	15,793		9,957	9,320
Total direct - Mortgage Insurance	322,324	(1)	301,849	330,902	(2)	278,453	275,856

Assumed - Mortgage Insurance: (1) (4)	2,837		2,614	2,481		2,450	2,082	(3)

Ceded - Mortgage Insurance:
Premiums earned, excluding revenue from cancellations	(28,055)		(28,457)	(53,948)	(2)	(24,486)	(23,573)
Single Premium Policy cancellations (5)	(7,843)		(8,137)	(4,833)		(2,953)	(3,091)
Profit commission - other (6)	9,241		9,729	21,732	(2)	8,314	8,447
Total ceded premiums, net of profit commission - Mortgage Insurance (7)	(26,657)		(26,865)	(37,049)	(2)	(19,125)	(18,217)
Net premiums earned - insurance - Mortgage Insurance	298,504	(1)	277,598	296,334	(2)	261,778	259,721
Net premiums earned - insurance - Services	2,982		3,587	2,832		1,734	1,961
Net premiums earned - insurance	$301,486	(1)	$281,185	$299,166	(2)	$263,512	$261,682
(1)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)	2018 has been reclassified to conform to current period presentation.
(4)	Includes premiums earned from our participation in certain credit risk transfer programs.
(5)	Includes the impact of related profit commissions.
(6)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(7)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries Net Premiums Earned - Insurance Exhibit D (page 2 of 2)

	Year Ended December 31,
(In thousands)	2019		2018

Premiums earned - insurance:
Direct - Mortgage Insurance
Premiums earned, excluding revenue from cancellations	$1,154,045	(1) (2)	$1,018,874	(3)
Single Premium Policy cancellations	79,483		47,990
Total direct - Mortgage Insurance	1,233,528	(1) (2)	1,066,864

Assumed - Mortgage Insurance: (4)	10,382		6,904	(3)

Ceded - Mortgage Insurance:
Premiums earned, excluding revenue from cancellations	(134,946)	(2)	(85,357)
Single Premium Policy cancellations (5)	(23,766)		(13,726)
Profit commission - other (6)	49,016	(2)	32,036
Total ceded premiums, net of profit commission - Mortgage Insurance (7)	(109,696)	(2)	(67,047)
Net premiums earned - insurance - Mortgage Insurance	1,134,214	(1) (2)	1,006,721
Net premiums earned - insurance - Services	11,135		7,286
Net premiums earned - insurance	$1,145,349	(1) (2)	$1,014,007
(1)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)	2018 has been reclassified to conform to current period presentation.
(4)	Includes premiums earned from our participation in certain credit risk transfer programs.
(5)	Includes the impact of related profit commissions.
(6)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(7)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2019						2018
(In thousands)	Qtr 4		Qtr 3	Qtr 2		Qtr 1	Qtr 4
Net premiums written - insurance (1)	$287,952	(2)	$270,567	$265,345		$251,586	$247,256
(Increase) decrease in unearned premiums	10,552		7,031	30,989	(3)	10,192	12,465
Net premiums earned - insurance	298,504		277,598	296,334		261,778	259,721
Net investment income	41,288		42,579	43,584		43,665	41,875
Other income	818		879	602		1,196	641
Total	340,610		321,056	340,520		306,639	302,237
Provision for losses	34,411		29,053	47,165		20,844	27,079
Policy acquisition costs	6,783		6,435	6,203		5,893	6,485
Other operating expenses before corporate allocations (4)	32,755		31,149	28,438		30,410	37,070
Total (5)	73,949		66,637	81,806		57,147	70,634
Adjusted pretax operating income before corporate allocations	266,661		254,419	258,714		249,492	231,603
Allocation of corporate operating expenses	27,394		26,671	24,388		25,625	21,627
Allocation of interest expense	12,160		13,492	14,961		15,697	11,133
Adjusted pretax operating income	$227,107		$214,256	$219,365		$208,170	$198,843
	Services
	2019					2018
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1		Qtr 4
Net premiums earned - insurance	$2,982	$3,587	$2,832	$1,734		$1,961
Services revenue (5)	40,912	43,614	40,380	33,723		39,006
Net investment income	144	177	177	182		176
Other income	—	—	(408)	408		390
Total	44,038	47,378	42,981	36,047		41,533
Provision for losses	238	211	318	(18)		113
Cost of services	27,488	29,162	28,015	24,559		25,064
Other operating expenses before corporate allocations (4)	14,976	15,176	14,204	13,435		13,719
Restructuring and other exit costs (4)	—	—	—	—		113
Total	42,702	44,549	42,537	37,976		39,009
Adjusted pretax operating income before corporate allocations (6)	1,336	2,829	444	(1,929)		2,524
Allocation of corporate operating expenses	4,460	4,342	3,970	4,171		3,232
Allocation of interest expense	—	—	—	—	(7)	4,451
Adjusted pretax operating income (loss)	$(3,124)	$(1,513)	$(3,526)	$(6,100)		$(5,159)
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.

See notes continued on next page.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 4)

Notes continued from prior page.

(2)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(3)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)	Inter-segment information:
	2019				2018
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment expense included in Mortgage Insurance segment	$881	$1,105	$1,077	$970	$592
Inter-segment revenue included in Services segment	881	1,105	1,077	970	592
(6)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):
	2019				2018
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss) before corporate allocations	$1,336	$2,829	$444	$(1,929)	$2,524
Depreciation and amortization	848	865	976	995	700
Services adjusted EBITDA	$2,184	$3,694	$1,420	$(934)	$3,224
(7)

Effective January 1, 2019, Clayton's holding company repaid to Radian Group the intercompany note (with terms consistent with the original issued amount of $300 million from the Senior Notes due 2019 that were used to fund our purchase of Clayton), using proceeds from an additional capital contribution from Radian Group. As a result of the intercompany note repayment, the Services segment no longer incurs interest expense on the intercompany note.

Selected Mortgage Insurance Key Ratios
	2019				2018
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Loss ratio (1)	11.5%	10.5%	15.9%	8.0%	10.4%
Expense ratio (1)	22.4%	23.1%	19.9%	23.7%	25.1%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 4)

	Mortgage Insurance
	Year Ended December 31,
(In thousands)	2019		2018
Net premiums written - insurance (1)	$1,075,450	(2)	$991,021
Decrease in unearned premiums	58,764	(3)	15,700
Net premiums earned - insurance	1,134,214		1,006,721
Net investment income	171,116		152,102
Other income	3,495		2,794
Total	1,308,825		1,161,617

Provision for losses	131,473		104,547
Policy acquisition costs	25,314		25,265
Other operating expenses before corporate allocations (4)	122,752		135,372
Total (5)	279,539		265,184
Adjusted pretax operating income before corporate allocations	1,029,286		896,433
Allocation of corporate operating expenses	104,078		80,134
Allocation of interest expense	56,310		43,685
Adjusted pretax operating income	$868,898		$772,614
	Services
	Year Ended December 31,
(In thousands)	2019		2018
Net premiums earned - insurance	$11,135		$7,286
Services revenue (5)	158,629		148,217
Net investment income	680		373
Other income	—		1,234
Total	170,444		157,110

Provision for losses	749		408
Cost of services	109,224		98,692
Other operating expenses before corporate allocations (4)	57,791		53,250
Restructuring and other exit costs (4)	—		2,100
Total	167,764		154,450
Adjusted pretax operating income (loss) before corporate allocations (6)	2,680		2,660
Allocation of corporate operating expenses	16,943		11,974
Allocation of interest expense	—	(7)	17,805
Adjusted pretax operating income (loss)	$(14,263)		$(27,119)
(1)	Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.
(2)	Includes a cumulative impact related to the recognition of deferred initial premiums on monthly policies.
(3)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).

See notes continued on next page.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 4 of 4)

Notes continued from prior page.

(5) Inter-segment information:
	Year Ended December 31,
	2019	2018
Inter-segment expense included in Mortgage Insurance segment	$(4,033)	$3,245
Inter-segment revenue included in Services segment	(4,033)	3,245
(6)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F)
	Year Ended December 31,
	2019	2018
Adjusted pretax operating income (loss) before corporate allocations	$2,680	$2,660
Depreciation and amortization	3,684	3,564
Services adjusted EBITDA	$6,364	$6,224
(7)

Effective January 1, 2019, Clayton's holding company repaid to Radian Group the intercompany note (with terms consistent with the original issued amount of $300 million from the Senior Notes due 2019 that were used to fund our purchase of Clayton), using proceeds from an additional capital contribution from Radian Group. As a result of the intercompany note repayment, the Services segment no longer incurs interest expense on the intercompany note.

Selected Mortgage Insurance Key Ratios
	Year Ended December 31,
	2019	2018
Loss ratio (1)	11.6%	10.4%
Expense ratio (1)	22.2%	23.9%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries Definition of Consolidated Non-GAAP Financial Measures Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income (loss), excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as (i) losses from the sale of lines of business and (ii) acquisition-related expenses.

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other acquired intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition Services adjusted EBITDA margin is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA and Services adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 6)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2019				2018
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Consolidated pretax income	$205,639	$217,673	$209,545	$216,136	$176,485
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	4,257	13,009	12,540	21,913	(11,705)
Loss on extinguishment of debt	—	(5,940)	(16,798)	—	—
Impairment of goodwill	(4,828)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(15,823)	(2,139)	(2,139)	(2,187)	(3,461)
Impairment of other long-lived assets and other non-operating items (1)	(1,950)	—	103	(5,660)	(2,033)
Total adjusted pretax operating income (2)	$223,983	$212,743	$215,839	$202,070	$193,684
(1)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2019				2018
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Diluted net income per share	$0.79	$0.83	$0.78	$0.78	$0.64

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.02	0.06	0.06	0.10	(0.05)
Loss on extinguishment of debt	—	(0.03)	(0.08)	—	—
Impairment of goodwill	(0.02)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(0.08)	(0.01)	(0.01)	(0.01)	(0.02)
Impairment of other long-lived assets and other non-operating items	(0.01)	—	—	(0.02)	(0.01)
Income tax (provision) benefit on reconciling income (expense) items (1)	0.02	—	0.01	(0.01)	0.02
Difference between statutory and effective tax rate	—	—	—	(0.01)	—
Per-share impact of reconciling income (expense) items	(0.07)	0.02	(0.02)	0.05	(0.06)
Adjusted diluted net operating income per share (1)	$0.86	$0.81	$0.80	$0.73	$0.70
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 6)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2019				2018
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Return on equity (1)	16.2%	18.0%	17.8%	19.0%	16.4%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	0.4	1.4	1.3	2.4	(1.4)
Loss on extinguishment of debt	—	(0.6)	(1.8)	—	—
Impairment of goodwill	(0.5)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(1.6)	(0.2)	(0.2)	(0.2)	(0.4)
Impairment of other long-lived assets and other non-operating items	(0.2)	—	—	(0.6)	(0.3)
Income tax (provision) benefit on reconciling income (expense) items (3)	0.4	(0.1)	0.1	(0.3)	0.4
Difference between statutory and effective tax rate	(0.1)	0.1	0.2	—	0.2
Impact of reconciling income (expense) items	(1.6)	0.6	(0.4)	1.3	(1.5)
Adjusted net operating return on equity	17.8%	17.4%	18.2%	17.7%	17.9%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2019				2018
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Book value per share	$20.13	$19.40	$18.42	$17.49	$16.34
Less: Goodwill and other acquired intangible assets, net per share	0.14	0.26	0.27	0.27	0.28
Tangible book value per share	$19.99	$19.14	$18.15	$17.22	$16.06
(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 3 of 6)

Reconciliation of Net Income to Services Adjusted EBITDA

	2019				2018
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income	$161,184	$173,438	$166,730	$170,957	$139,779
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	4,257	13,009	12,540	21,913	(11,705)
Loss on extinguishment of debt	—	(5,940)	(16,798)	—	—
Impairment of goodwill	(4,828)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(15,823)	(2,139)	(2,139)	(2,187)	(3,461)
Impairment of other long-lived assets and other non-operating items	(1,950)	—	103	(5,660)	(2,033)
Income tax (provision) benefit	(44,455)	(44,235)	(42,815)	(45,179)	(36,706)
Mortgage Insurance adjusted pretax operating income	227,107	214,256	219,365	208,170	198,843
Services adjusted pretax operating income (loss)	(3,124)	(1,513)	(3,526)	(6,100)	(5,159)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(4,460)	(4,342)	(3,970)	(4,171)	(3,232)
Allocation of corporate interest expense to Services	—	—	—	—	(4,451)
Services depreciation and amortization	(848)	(865)	(976)	(995)	(700)
Services adjusted EBITDA	$2,184	$3,694	$1,420	$(934)	$3,224

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 4 of 6)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	Year Ended December 31,
(In thousands)	2019	2018
Consolidated pretax income	$848,993	$684,186
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	51,719	(42,476)
Loss on extinguishment of debt	(22,738)	—
Impairment of goodwill	(4,828)	—
Amortization and impairment of other acquired intangible assets	(22,288)	(12,429)
Impairment of other long-lived assets and other non-operating items (1)	(7,507)	(6,404)
Total adjusted pretax operating income (2)	$854,635	$745,495
(1)

The amount for the year ended December 31, 2019 primarily relates to impairments of other long-lived assets and is included in other operating expenses on the consolidated statement of operations. The amount for the year ended December 31, 2018 includes $1.6 million and $3.9 million of other operating expenses and restructuring and other exit costs, respectively, as classified on the Condensed Consolidated Statement of Operations in Exhibit A.

(2)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	Year Ended December 31,
	2019	2018
Diluted net income per share	$3.20	$2.77

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.25	(0.19)
Loss on extinguishment of debt	(0.11)	—
Impairment of goodwill	(0.02)	—
Amortization and impairment of other acquired intangible assets	(0.11)	(0.06)
Impairment of other long-lived assets and other non-operating items	(0.04)	(0.03)
Income tax (provision) benefit on other income (expense) items (1)	0.01	0.06
Difference between statutory and effective tax rate (2)	0.01	0.30
Per-share impact of other income (expense) items	(0.01)	0.08
Adjusted diluted net operating income per share (1)	$3.21	$2.69
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(2)

For 2018, includes $0.34 of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 5 of 6)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	Year Ended December 31,
	2019	2018
Return on equity (1)	17.8%	18.7%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.4	(1.3)
Loss on extinguishment of debt	(0.6)	—
Impairment of goodwill	(0.1)	—
Amortization and impairment of other acquired intangible assets	(0.6)	(0.4)
Impairment of other long-lived assets and other non-operating items	(0.2)	(0.2)
Income tax (provision) benefit on reconciling income (expense) items (3)	—	0.4
Difference between statutory and effective tax rate (3)	—	2.0
Impact of reconciling income (expense) items	(0.1)	0.5
Adjusted net operating return on equity	17.9%	18.2%
(1)	Calculated by dividing net income by average stockholders’ equity.
(2)	As a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 6 of 6)

Reconciliation of Net Income to Services Adjusted EBITDA

	Year Ended December 31,
(In thousands)	2019	2018
Net income	$672,309	$606,011
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	51,719	(42,476)
Loss on extinguishment of debt	(22,738)	—
Impairment of goodwill	(4,828)	—
Amortization and impairment of other acquired intangible assets	(22,288)	(12,429)
Impairment of other long-lived assets and other non-operating items	(7,507)	(6,404)
Income tax (provision) benefit	(176,684)	(78,175)
Mortgage Insurance adjusted pretax operating income	868,898	772,614
Services adjusted pretax operating income (loss)	(14,263)	(27,119)
Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(16,943)	(11,974)
Allocation of corporate interest expense to Services	—	(17,805)
Services depreciation and amortization	(3,684)	(3,564)
Services adjusted EBITDA	$6,364	$6,224

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” and “Services adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2019				2018
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Total primary new insurance written	$19,953	$22,037	$18,539	$10,900	$12,737

Percentage of primary new insurance written by FICO score (1)
>=740	66.3%	64.1%	62.2%	57.6%	54.6%
680-739	30.5	31.5	32.5	34.7	35.8
620-679	3.2	4.4	5.3	7.7	9.6
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	97.4%	97.1%	96.5%	95.1%	94.0%

Percentage by premium type
Direct monthly and other recurring premiums	82.1%	85.0%	83.3%	83.4%	82.8%
Direct single premiums (2):
Lender-paid	1.9	1.9	2.5	3.9	5.0
Borrower-paid (3)	16.0	13.1	14.2	12.7	12.2
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Primary new insurance written for purchases	67.5%	80.7%	89.8%	92.2%	94.9%
Primary new insurance written for refinances	32.5%	19.3%	10.2%	7.8%	5.1%

Percentage by LTV
95.01% and above	11.5%	16.8%	20.5%	19.7%	18.3%
90.01% to 95.00%	35.8	37.4	38.1	40.9	43.1
85.01% to 90.00%	30.0	27.4	26.9	27.3	27.5
85.00% and below	22.7	18.4	14.5	12.1	11.1
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%
(1)

For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2019	2019	2019	2019	2018
Primary insurance in force (1)
Prime	$235,742	$232,086	$225,443	$218,227	$215,739
Alt-A and A minus and below	4,816	5,072	5,313	5,507	5,704
Total Primary	$240,558	$237,158	$230,756	$223,734	$221,443

Primary risk in force (1) (2)
Prime	$59,780	$59,217	$57,795	$56,054	$55,374
Alt-A and A minus and below	1,141	1,203	1,262	1,307	1,354
Total Primary	$60,921	$60,420	$59,057	$57,361	$56,728

Percentage of primary risk in force
Direct monthly and other recurring premiums	72.4%	72.0%	71.2%	70.6%	70.3%
Direct single premiums	27.6%	28.0%	28.8%	29.4%	29.7%

Percentage of primary risk in force by FICO score (3)
>=740	56.9%	56.2%	55.7%	55.2%	55.1%
680-739	34.2	34.5	34.6	34.8	34.8
620-679	8.2	8.6	8.9	9.2	9.3
<=619	0.7	0.7	0.8	0.8	0.8
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	14.2%	13.9%	13.2%	12.2%	11.6%
90.01% to 95.00%	51.3	51.9	52.5	53.0	53.1
85.01% to 90.00%	27.9	27.9	28.2	28.6	29.0
85.00% and below	6.6	6.3	6.1	6.2	6.3
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	7.8%	8.4%	8.9%	9.6%	10.1%
2009	0.2	0.2	0.3	0.3	0.4
2010	0.2	0.2	0.2	0.3	0.3
2011	0.6	0.6	0.7	0.7	0.8
2012	2.3	2.5	2.9	3.3	3.7
2013	4.2	4.6	5.2	5.8	6.2
2014	4.3	4.8	5.3	5.8	6.1
2015	7.4	8.1	8.9	9.7	10.2
2016	12.5	13.5	14.8	16.0	16.8
2017	16.0	17.4	18.9	20.3	21.1
2018	17.9	19.7	21.8	23.5	24.3
2019	26.6	20.0	12.1	4.7	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$1,061	$1,012	$986	$1,002	$1,032

Table continued on next page.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Persistency Rate (12 months ended)	78.2%	81.5%	83.4%	83.4%	83.1%
Persistency Rate (quarterly, annualized) (4)	75.0%	75.5%	80.8%	85.4%	85.5%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 1.0% of our total risk in force for all periods presented.
(3)

For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(4)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves
Exhibit J

	2019				2018
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid: (1)
Total primary claims paid	$24,267	$28,981	$31,940	$33,360	$35,175
Total pool and other	559	901	472	1,230	190
Subtotal	24,826	29,882	32,412	34,590	35,365
Impact of commutations (2)	3,691	6,812	15	—	4,356
Total net claims paid	$28,517	$36,694	$32,427	$34,590	$39,721

Total average net primary claims paid (1) (3)	$50.9	$47.0	$50.1	$48.6	$52.0

Average direct primary claims paid (3) (4)	$52.1	$48.1	$51.1	$49.2	$52.9
(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of commutations.
(4)	Before reinsurance recoveries.
($ in thousands, except primary reserve per	December 31,	September 30,	June 30,	March 31,	December 31,
primary default amounts)	2019	2019	2019	2019	2018

Reserve for losses by category (1)
Mortgage insurance ("MI") reserves
Prime	$248,727	$236,382	$242,378	$240,489	$242,135
Alt-A and A minus and below	91,093	95,723	104,863	111,955	119,553
IBNR and other (2)	40,920	42,117	33,888	13,008	13,864
LAE	8,918	9,000	9,070	8,994	10,271
Total primary reserves	389,658	383,222	390,199	374,446	385,823
Total pool reserves	11,322	10,605	10,816	10,621	11,640
Total 1st lien reserves	400,980	393,827	401,015	385,067	397,463
Other	293	260	279	294	428
Total MI reserves	401,273	394,087	401,294	385,361	397,891
Services reserves	3,492	4,054	3,984	3,423	3,470
Total reserves	$404,765	$398,141	$405,278	$388,784	$401,361

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$16,399	$16,900	$18,139	$17,962	$17,634
(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

For the quarters ended September 30, 2019 and June 30, 2019, includes increases of $11.8 million and $19.4 million, respectively, in the Company's IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,049,954	1,040,520	1,018,715	994,865	986,704
Number of loans in default	16,532	15,345	14,521	14,831	15,402
Percentage of loans in default	1.57%	1.47%	1.43%	1.49%	1.56%

Alt-A and A minus and below
Number of insured loans	30,439	32,163	33,609	34,763	35,906
Number of loans in default	4,734	4,839	5,122	5,291	5,691
Percentage of loans in default	15.55%	15.05%	15.24%	15.22%	15.85%

Total Primary
Number of insured loans	1,080,393	1,072,683	1,052,324	1,029,628	1,022,610
Number of loans in default	21,266	20,184	19,643	20,122	21,093
Percentage of loans in default	1.97%	1.88%	1.87%	1.95%	2.06%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Reinsurance Programs
Exhibit L

	2019					2018
($ in thousands)	Qtr 4	Qtr 3	Qtr 2		Qtr 1	Qtr 4

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$9,217	$8,408	$588		$7,017	$12,923
% of premiums written	3.0%	2.9%	2.2%		2.7%	4.8%
Ceded premiums earned	$19,428	$19,295	$29,212	(2)	$15,676	$15,726
% of premiums earned	6.1%	6.3%	8.7%		5.5%	5.6%
Ceding commissions written	$6,836	$6,778	$6,861		$4,695	$6,006
Ceding commissions earned (3)	$12,055	$12,153	$16,353	(2)	$8,685	$7,718
Profit commission	$17,792	$18,346	$26,476	(2)	$11,318	$10,638
Ceded losses	$1,533	$771	$1,868		$1,687	$1,730

Excess-of-Loss Program
Ceded premiums written	$6,834	$6,878	$13,468		$2,919	$9,009
% of premiums written	2.2%	2.4%	4.8%		1.1%	3.3%
Ceded premiums earned	$7,104	$7,452	$7,662		$3,265	$2,305
% of premiums earned	2.2%	2.4%	2.3%		1.2%	0.8%

Ceded RIF (4)
QSR Program	$644,512	$702,201	$768,554		$840,621	$910,862
Single Premium QSR Program	8,582,067	8,538,363	8,495,651		8,267,506	8,168,939
Excess-of-Loss Program	850,800	974,800	1,017,440		454,641	455,440
Total Ceded RIF	$10,077,379	$10,215,364	$10,281,645		$9,562,768	$9,535,241

PMIERs impact - reduction in Minimum Required Assets (5)
QSR Program	$35,382	$38,227	$41,873		$45,477	$48,734
Single Premium QSR Program	511,695	513,832	516,468		507,656	522,318
Excess-of-Loss Program	738,386	834,072	926,640		454,641	455,440
Total PMIERs impact	$1,285,463	$1,386,131	$1,484,981		$1,007,774	$1,026,492
(1)	Net of profit commission.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

	2019				2018
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Ceding commissions	$(7,973)	$(8,160)	$(12,408)	$(5,643)	$(5,837)
(4)	Included in primary RIF.
(5)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s ("Radian Guaranty") ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the "PMIERs") and other applicable requirements imposed by the Federal Housing Finance Agency ("FHFA") and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs, including potential future changes to the PMIERs which, among other things, may be impacted by the general economic environment and housing market, as well as the proposed Conservatorship Capital Framework ("CCF") that would establish capital requirements for the GSEs, if the CCF is finalized;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, such as whether GSE eligible loans meet the "qualified mortgages" (QM) loan requirements under applicable law, requirements regarding mortgage credit and loan size and the GSEs' pricing;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through insurance-linked notes transactions;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a decrease in the "Persistency Rates" (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including future changes to the QM loan requirements, which currently are subject to an Advanced Notice of Proposed Rulemaking (ANPR) issued by the Consumer Financial Protection Bureau;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations, and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

Emily Riley - Phone: 215.231.1035
email: emily.riley@radian.biz